Exhibit 10.17

EMPLOYMENT AGREEMENT
This Employment Agreement (this "Agreement") is entered into as of the 27th day of July, 2017 by and between Neil Shah (the "Executive") and SharkNinja Sales Company, a Delaware corporation (the "Company"; the Executive and the Company are collectively referred to as the "Parties"). This Agreement shall, subject to the satisfaction of the purchase accounting contingency set forth in Section 2(c), be effective upon the closing of the transactions contemplated by the Purchase Agreement (as defined below) (the "Effective Date").
RECITALS
WHEREAS, reference is hereby made to that certain Membership Interest Purchase Agreement entered into as of July 27, 2017, by and among New Euro-Pro Holdings LLC, a Delaware limited liability company, Euro-Pro Holdco, LLC, a Delaware limited liability company and indirect parent of the Company, and Global Appliance, Inc., a Delaware corporation (the "Purchase Agreement");
WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms contained herein; and
WHEREAS, if the transactions contemplated by the Purchase Agreement are not consummated, this Agreement shall be void ab initio.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
    1.    Employment.
(a)    Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, on the terms set forth herein. This Agreement shall be effective commencing as of the Effective Date and continuing until terminated in accordance with the provisions of Section 3 (the "Term"). This Agreement shall terminate upon (i) any termination of the Purchase Agreement in accordance with its terms and (ii) the consummation of the transactions contemplated by the Purchase Agreement if the purchase accounting contingency set forth in the last paragraph of Section 2(c) has not been satisfied.
(b)    Position and Duties. During the Term, the Executive shall serve as Executive Vice President, Global Sales of the Company and SharkNinja Operating LLC ("SharkNinja Operating") and shall have such powers and duties as may from time to time be prescribed by the President of SharkNinja Operating or any other individual designated by the Chief Executive Officer (the "Global CEO") appointed by the Board of Directors of Compass Cayman SPY Limited (the "Board")) within the authority as designed by the Global CEO, provided that such powers and duties are consistent with the Executive's position, or other positions that the Executive may hold from time to time.

Nothing in this Agreement shall preclude the Executive from (i) serving on other boards of directors or engaging in civic, religious, charitable or other community activities, (ii) devoting a reasonable amount of time to private investment activities, and (iii) providing incidental assistance to family members on matters of family business and in times of family emergencies, as long as such services and activities do not materially interfere with the Executive's obligations or performance of Executive's duties to the Company as provided in this Agreement; and provided further that prior to Executive serving on a board of directors for a for-profit entity which may impact Executive's working time, Executive must obtain prior approval from the Board. Executive shall perform his duties at and from the Boston, Massachusetts metropolitan area.
2.    Compensation and Related Matters.
(a)    Base Salary. During the Term, the Executive's initial annual base salary shall be Four Hundred Eighty Thousand Dollars ($480,000). The base salary shall be evaluated periodically and subject to increase by the Board or the Compensation Committee of the Board (the "Compensation Committee"). The base salary in effect at any given time is referred to herein as "Base Salary." The Base Salary shall be payable in a manner that is consistent with the Company's usual payroll practices for senior executives.
(b)    Annual Incentive Compensation. During the Term, the Executive shall be eligible to receive annual cash incentive compensation (the "Annual Bonus"). The Executive's target Annual Bonus shall be 100% of Executive's Base Salary. Achievement of the Annual Bonus shall be based upon performance metrics as reasonably determined by the Board or the Compensation Committee, in consultation with the Executive, and which metrics shall be provided to the Executive in writing at or prior to the commencement of the applicable fiscal year; provided that (i) 50% of the target Annual Bonus shall be comprised of Cayman (as defined below) and its direct and indirect subsidiaries' financial objective performance metrics (the "Target Company Performance Bonus"), which will range in payout from 70%-110% of the Target Company Performance Bonus, based upon actual financial objective results; and (ii) 50% of the target Annual Bonus shall be comprised of the Executive's overall performance and accomplishment of individual goals and objectives (the "Target Individual Performance Bonus"), which will range in payout from 0%-110% of the Target Individual Performance Bonus. To earn the Annual Bonus, the Executive must be employed by the Company on the last day of the fiscal year to which the Annual Bonus relates, except as set forth in Section 4(a). Notwithstanding the foregoing, for the current fiscal year ending no later than March 31, 2018 ("FY2018") the Executive shall be eligible for an Annual Bonus in accordance with the terms and conditions of a bonus plan established by the Board or the Compensation Committee in consultation with the Executive as of the Effective Date ("FY 2018 Annual Bonus"), provided that such FY2018 Annual Bonus shall be pro-rated based on the number of days between the Effective Date and the end of FY2018. To earn the FY2018 Annual Bonus, the Executive must be employed by the Company on the last day ofFY2018, except as set forth in Section 4(a). Each Annual Bonus shall be paid to the Executive no later than sixty (60) days following the end of the fiscal year to which such Annual Bonus relates. This Section 4(b) replaces and supersedes Executive's rights under all other annual bonus plans maintained by the Company

(for the avoidance of doubt this does not replace or supersede Executive's rights to the Long Term Incentive Plan addressed in Section 2(c)).
(c)    Long Term Incentive Plan. The Executive shall participate in the Company's Long Term Incentive Plan ("LTIP"). Pursuant to the LTIP, the Executive shall be eligible to receive a cash bonus payment in an amount equal to $2.0 million (the "First LTIP Payment") on December 31, 2019 (the "First LTIP Measurement Date") and a cash bonus payment in an amount equal to $3.0 million (the "Second LTIP Payment") on December 31, 2021 (the "Second LTIP Measurement Date"), provided in each case that the Company achieves the performance metrics set forth below and the Executive remains continuously employed by the Company through the applicable LTIP Measurement Date.
•The First LTIP Payment shall be earned upon the attainment by Cayman Compass SPV, Ltd. ("Cayman"), the Company's indirect parent entity, of calendar year 2019 net profit of $91,000,000 and calendar year 2019 net sales of $1,750,000,000 on a consolidated basis (measured on the First LTIP Measurement Date) (the "First LTIP Performance Criteria") provided the Executive remains continuously employed by the Company through December 31, 2019. If one or both of the First LTIP Performance Criteria are not satisfied in full on the First LTIP Measurement Date, the Executive may earn a percentage of the First LTIP Payment as follows based on the First LTIP Attainment Percentage (as defined below):

First LTIP Attainment Percentage:	Percentage of First LTIP Payment Earned:
<90%	0%
90%	80%
100%	100%

If the First LTIP Attainment Percentage is greater than 90% but less than 100%, then the Percentage of First LTIP Payment earned shall be determined by linear interpolation. The First LTIP Attainment Percentage shall be the percentage obtained by adding (i) (x) Cayman's 2019 net profit, divided by (y) $91,000,000, multiplied by (z) 75%, and (ii) (x) Cayman's 2019 net sales, divided by (y) $1,750,000,000 multiplied by (z) 25%.
•The Second LTIP Payment shall be earned upon Cayman's attainment of calendar year 2021 net profit of $128,000,000 and calendar year 2021 net sales of $2,100,000,000 on a consolidated basis (measured on the Second LTIP Measurement Date) (the "Second LTIP Performance Criteria") provided the Executive remains continuously employed by the Company through December 31, 2021. If one or both of the Second LTIP Performance Criteria are not satisfied in full on the Second LTIP Measurement Date, the Executive may earn a percentage of the Second

LTIP Payment as follows based on the Second LTIP Attainment Percentage (as defined below):

Second LTIP Attainment Percentage:	Percentage of Second LTIP Payment Earned:
<90%	0%
90%	80%
100%	100%

If the Second LTIP Attainment Percentage is greater than 90% but less than 100%, then the Percentage of Second LTIP Payment earned shall be determined by linear interpolation. The Second LTIP Attainment Percentage shall be the percentage obtained by adding (i) (x) Cayman's 2021 net profit, divided by (y) $128,000,000, multiplied by (z) 75%, and (ii) (x) Cayman's 2021 net sales, divided by (y) $2,100,000,000, multiplied by (z) 25%.
Any LTIP payments earned shall be paid to the Executive no later than the later of (i) seventy-five (75) days following the end of the LTIP Measurement Period to which such LTIP payment relates, or (ii) as soon as administratively practicable following the issuance to Cayman of the audited financial statements for the fiscal year to which such LTIP payment relates.
The Effective Date of this Agreement shall be contingent on Buyer, Seller (as such terms are defined in the Purchase Agreement) and Executive reaching an agreement (which may be incorporated as an amendment to this Agreement or a separate document) regarding the extent to which the above 2019 and 2021 net profit and net sales targets should be adjusted to reflect the impact of purchase accounting and amortization of any intangible assets resulting from the transaction contemplated by the Purchase Agreement.
(d)    Employee Benefits. During the Term, the Executive will be entitled to participate in the Company's employee benefit plans and programs in effect from time to time for senior executives, subject to the terms of such plans and programs.
(e)    Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable and documented out-of-pocket business expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.
(f)    Car Allowance. The Company shall continue to provide the Executive with the same leased car for the remainder of the current lease period, and subsequently shall provide the Executive with an auto allowance of $2,500 per month, or alternatively with a leased car of the same or greater value.

(g)    Paid Time Off. During the Term, the Executive shall be entitled to a flexible vacation schedule, with up to four weeks of vacation in each calendar year; provided that commencing on January 1, 2019, the Executive shall be entitled to take up to five weeks of vacation in each calendar year, contingent on satisfactory performance as determined by the Company's President. During the Term, the Executive shall also be entitled to sick time and all paid holidays given by the Company to its executives.
3.    Termination. During the Term, the Executive's employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
(a)    Death. The Executive's employment hereunder shall terminate upon the Executive's death.
(b)    Disability. The Company may terminate the Executive's employment upon thirty (30) days' prior written notice to Executive if the Executive is disabled and unable to perform the essential functions of the Executive's then existing position or positions under this Agreement with or without reasonable accommodation for a period of ninety (90) consecutive days or one hundred eighty (180) days (which need not be consecutive) in any twelve (12)-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive's then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a medical examination by a physician selected by the Company to whom the Executive or the Executive's guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and the determination by such physician shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such examination including without limitation authorizing the physician to release his or her written findings to the Board regarding whether the Executive is disabled within the meaning of this paragraph. If such question shall arise and the Executive shall fail to submit to such examination, the Company's determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive's rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
(c)    Termination by Company for Cause. The Company may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, "Cause" shall mean: (i) the Executive's gross negligence or willful misconduct (including, without limitation, fraud, embezzlement, or the misappropriation of funds or property of the Company), or willful malfeasance in connection with the performance of the Executive's duties; (ii) the conviction by the Executive of, or plea of nolo contendere to, any felony or a misdemeanor involving theft, embezzlement, fraud or dishonesty; (iii) the Executive's willful failure or refusal to perform his duties under this Agreement or to obey the lawful directives of the Board (in each case other than by physical or mental illness, incapacity or disability), which has continued for more than seven (7) days following written notice of such non-performance from the Board; (iv) the Executive's willful violation of any of the Company's written policies, including without limitation, relating to equal employment opportunity, discrimination, harassment, or retaliation;

(v) the Executive's working under the influence of illegal drugs or alcohol, except, in the case of alcohol, for industry-related social events and client development; and (vi) Executive's material breach of Section 7, 8 or 9 of this Agreement.
(d)    Termination Without Cause.        The Company may terminate the Executive's employment hereunder at any time without Cause, upon thirty (30) days' prior written notice to Executive. Any termination by the Company of the Executive's employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.
(e)    Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, "Good Reason" shall mean that the Executive has complied with the "Good Reason Process" (hereinafter defined) following the occurrence of any of the following events, without the Executive's prior written consent: (i) a material diminution in the Executive's Base Salary or Annual Bonus except for across-the-board reductions based on financial performance similarly affecting all or substantially all senior management employees of the Company; (ii) a material diminution in the Executive's title, duties, responsibilities or authority; (iii) a change in the geographic location at which the Executive provides services to a location outside of the Boston, Massachusetts metropolitan area; or (iv) the material breach of this Agreement by the Company (each a "Good Reason Condition"). "Good Reason Process" shall mean that (A) the Executive notifies the Company in writing in reasonable detail of the first occurrence of the Good Reason Condition within sixty (60) days of the first occurrence of such Good Reason Condition; (B) the Executive cooperates in good faith with the Company's efforts, for a period not less than thirty (30) days following such notice (the "Cure Period"), to remedy the condition; (C) notwithstanding such efforts, the Good Reason Condition continues to exist; and (D) the Executive terminates his employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.
(f)    Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive's employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other Party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
(g)    Date of Termination. "Date of Termination" shall mean: (i) if the Executive's employment is terminated by his death, the date of his death; (ii) if the Executive's employment is terminated on account of the Executive's disability under Section 3(b) thirty (30) days after the date on which a Notice of Termination is given; (iii) if the Executive's employment is terminated by the Company under Section 3(d), the last date of employment as referenced in the Notice of Termination, which date shall be not less than thirty (30) days after the date of the Notice of Termination; (iv) if the Executive's employment is terminated by the Executive under Section 3(e) without Good Reason or by the Company for Cause under Section 3(c),, the last date of employment as referenced in the Notice of Termination; and (v) if the Executive's employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period.
4.    Compensation Upon Termination.
(a)    Compensation Generally. If the Executive's employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his executor, administrator, trustee or personal representative) (i) any Base Salary earned through the Date of Termination and unpaid expense reimbursements (subject to, and in accordance with, Section 2(e) of this Agreement); (ii) any Annual Bonus earned for the fiscal year ending prior to the Date of Termination to the extent not previously paid, unless the Executive is terminated for Cause, in which case the Annual Bonus will be forfeited; (iii) any accrued but unused vacation; and (iv) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the "Accrued Benefit"). In the event of death, disability, termination without Cause or termination by the Executive for Good Reason as set forth under Sections 3(a), (b), (d) or (e), the Executive (or executive's executor, administrator, trustee or personal representative), shall also remain entitled to a pro-rated Annual Bonus, based on the full fiscal year financial results in which the Date of Termination occurred, based on actual performance to the date of termination, which shall be paid at the time and in the manner described in Section 2(6) and notwithstanding the fact that the Executive is not employed by the Company on the last day of the fiscal year or payment due date to which the Annual Bonus relates.
(b)    Termination by the Company without Cause or by the Executive with Good Reason. During the Term, if the Executive's employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive his Accrued Benefit and pro-rata Annual Bonus. In addition, subject to the Executive signing a separation and general release agreement in a form and manner reasonably satisfactory to the Company and the Executive (the "Separation and General Release Agreement"), the Separation and General Release Agreement becoming irrevocable and fully effective, all within sixty (60) days after the Date of Termination:
(i)    If the Date of Termination ends on or prior to the First LTIP Measurement Date, the Company shall pay the Executive the greater of (x) the pro-rata portion of the First LTIP Payment, based on the number of days from the Effective Date through the Date of Termination and assuming a First LTIP Attainment Percentage of 100% (the "First Pro-Rata LTIP Severance Payment"); and (y) an amount equal to one times the sum of (A) the Executive's then current Base Salary and (B) the Executive's target Annual Bonus (in each case, prior to any reduction in target Annual Bonus triggering a resignation for Good Reason, if applicable) (such amount, the "Standard Severance Payment"). If the Executive's employment ends after the First LTIP Measurement Date but prior to the Second LTIP Measurement Date, the Company shall pay the Executive the greater of (x) a pro-rata portion of the Second LTIP Payment, based on the number of days from January I, 2019 through the Date of Termination and assuming a Second LTIP Attainment Percentage of I 00% (the "Second Pro-Rata LTIP

Severance Payment"); and (y) the Standard Severance Payment. For the avoidance of doubt, each of the First Pro-Rata LTIP Severance Payment and Second Pro-Rata LTIP Severance Payment shall be calculated assuming the First LTIP Performance Criteria or
Second LTIP Performance Criteria, as applicable, are fully satisfied). If the Executive's employment ends after the Second LTIP Measurement Date, the Company shall pay the Executive the Standard Severance Payment.
(ii)    If the Executive was participating in the Company's group health plan immediately prior to the Date of Termination and timely elects continued group health coverage pursuant to COBRA, then the Company shall pay to the Executive an amount equal to twelve times the Executive's monthly COBRA premium for the Executive and the Executive's dependents (the "COBRA Benefit"). For the avoidance of doubt, even if the First Pro-Rata LTIP Severance Payment or Second Pro-Rata LTIP Severance Payment (as applicable) is greater than the Standard Severance Payment, the Executive shall continue to be eligible for the COBRA Benefit, consistent with the terms of this Section 4(b).
(iii)    The amounts payable under this Section 4(b)(i) and (ii) shall be paid out in a lump sum in accordance with the Company's payroll practice within sixty (60) days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such amounts shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section l.409A-2(b)(2).
5.    Section 409A.
(a)    Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive's separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), the Company reasonably determines that the Executive is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive's separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive's separation from service, or (B) the Executive's death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)    All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)    To the extent that any payment or benefit described in this Agreement constitutes "non-qualified deferred compensation" under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive's termination of employment, then such payments or benefits shall be payable only upon the Executive's "separation from service." The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-l(h).
(d)    The Parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section l.409A-2(b)(2). The Parties agree that this Agreement may be amended, as reasonably requested by either Party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either Party.
(e)    The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

6.    280G.
(a)    Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the "Aggregate Payments"), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments payable hereunder shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After

Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(b)    For purposes of this Section 5(b), the "After Tax Amount" means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive's receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(c)    The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6 shall be made by a nationally recognized accounting firm selected by the Company (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
7.    Nondisclosure/Confidentiality.
(a)    Confidential Information. As used in this Agreement, "Confidential Information" shall mean any and all non-public knowledge, data or information relating to the business of the Company or any of its subsidiaries (together, the "Protected Parties" and each of them, a "Protected Party") whether or not patentable, copyrightable or protectable as trade secrets. Confidential Information includes, without limitation:
(i)    non-public information relating to the business, products, affairs and finances of any of the Protected Parties;
(ii)    non-public information relating to the manufacture, production, distribution, marketing, or sale of any product sold by any of the Protected Parties;
(iii)    technical data and know-how relating to the business of any of the Protected Parties;

(iv)    non-public information relating to technology, marketing and business plans or strategies of any of the Protected Parties;
(v)    non-public management accounting or other similar financial information that would typically be included in the financial statements of any of the Protected Parties, including without limitation, the amount of the assets, liabilities, net worth, revenues or net income of any of the Protected Parties;

(vi)    non-public information relating to legal and professional dealings, equity structure, real property, tangible property, finances, business, and investment activities, and other personal affairs of any of the Protected Parties; and
(vii)     books, notes, memoranda, records, correspondence, documents, computer and other discs and tapes, data listings, codes, designs, drawings and other documents and materials (whether made or created by the Executive or otherwise) relating to the business of any of the Protected Parties.
Notwithstanding the foregoing, Confidential Information does not include information that (1) is or becomes available in the public domain other than as a result of a breach of the Executive's duties under Section 7(b); (2) becomes available to the Executive on a non-confidential basis from a source other than the Company, provided, that such source is not known by the Executive, after reasonable inquiry, to be bound by a confidentiality agreement with the Company; or (3) is generally known in the industry.
(b)    Confidentiality. The Executive understands and agrees that the Executive's employment with the Company will create a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive's employment with the Company and after his termination of employment, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive's duties to the Company, or as may be required by applicable law. For the avoidance of doubt, the Executive understands that nothing in this Agreement prohibits Executive from reporting possible violations of law or regulation to an appropriate governmental agency or entity and that pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c)    Company Property. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or any other Protected Party or are produced by the Executive in connection with the Executive's employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive's employment for any reason. The Executive will not retain any such material or property or any copies thereof after such termination.
(d)    Work Product. As used in this Agreement, the term "Work Product" means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise), or any part thereof, which relates to the Company's actual or anticipated business, research and development or existing or future products or services and which are or were conceived, developed or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company and whether or not alone or in conjunction with any other person) while employed by the Company together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that the Executive may discover, invent or originate during the Term shall be the exclusive property of the Company, as applicable, and the Executive hereby assigns all of the Executive's right, title and interest in and to such Work Product to the Company, including all intellectual property rights therein. The Executive shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company's expense, in obtaining, defending and enforcing the Company's rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company's rights to any Work Product.
8.    Third-Party Agreements and Rights. The Executive represents to the Company that the Executive's execution of this Agreement, the Executive's employment with the Company and the performance of the Executive's duties for the Company as contemplated under this Agreement will not violate any obligations the Executive may have to any other party. In the Executive's work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such other party.

9.    Non-Competition; Non-Solicitation.

(a)    During the Executive's employment with the Company and continuing through twelve (12) months after the Date of Termination (the "Restricted Period"), without written permission of the Board, the Executive shall not, directly or indirectly, engage in, own, have any financial interest in, manage or operate anywhere in the territories in which the Company or any of its Subsidiaries operate as of the Date of Termination (the "Territory"), a business which materially competes with the business conducted by the Company and its subsidiaries as of the date of this Agreement, except that the ownership of less than five percent (5%) of the outstanding voting stock of a publicly traded corporation (or any investment activities conducted by a mutual fund, investment vehicle or other entity over which the Seller does not exercise a controlling interest or exercise control of investment decisions) which would otherwise be restricted by the foregoing shall be permitted.
(b)    During the Restricted Period the Executive shall not, directly or indirectly, solicit for employment any of the Company's employees for so long as such employee remains employed with the Company or any of its subsidiaries, or request, knowingly induce or advise any employee to leave the employ of the Company or any of its subsidiaries, without the prior written consent of the Company. For the purposes of this Section 9(b) a general offer of employment to the public or by general media advertising shall not be deemed prohibited hereunder as long as not specifically directed at the Company's employees.
10.    Arbitration. Subject to the Company's equitable remedies reserved under Section 11 hereof, the Executive and the Company shall submit to mandatory binding arbitration in any controversy or claim arising out of, or relating to, this Agreement or any breach hereof. Such arbitration shall be conducted in Boston, Massachusetts in accordance with the employment arbitration rules of the American Arbitration Association in effect at the time such arbitration is conducted, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction hereof. The Company shall pay the fees of the arbitrator, and each party shall be responsible for paying their own attorney's fees and costs.
11.    Remedies. The Executive acknowledges that the restrictions contained in this Agreement are reasonable and necessary to protect the Company's legitimate business interests and that any violation of the provisions contained herein would result in irreparable injury to the Company and that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of breach of the restrictions contained herein. In the event of a breach or a threatened breach by the Executive of any provision contained herein, the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Executive from the commission of any breach.
12.    Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.
13.    Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
14.    Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive's employment to the extent necessary to effectuate the terms contained herein.
15.    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of any Party to require the performance of any term or obligation of this Agreement, or the waiver by any Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
16.    Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board, with a copy to Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210, attention Robert P. Whalen Jr.
17.    Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
18.    Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such state.
19.    Successor to Company. This Agreement shall inure to the benefit of and be enforceable by and binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.
20.    Recitals. The recitals set forth above are expressly incorporated into this Agreement.
21.    Integration. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior written or oral agreements between the Parties concerning such subject matter, including the offer letter dated September 6, 2007 and promotion letter dated November 10, 2008, in each case as amended or supplemented.
22.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective on the Effective Date.
    SHARKNINJA SALES COMPANY

Dated: ____________________

By:	/s/ Brian J. Lagarto
    Name: Brian J. Lagarto
    Title: EVP/CFO

Dated:_____________________        _________________________________
NEIL SHAH

[Signature Page to Neil Shah Employment Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective on the Effective Date.
    SHARKNINJA SALES COMPANY

Dated: ____________________    By: _____________________________
    Name:
    Title:

Dated:_____________________

/s/ Neil Shah
NEIL SHAH